Exhibit 99.1

Press Release	Source: Next, Inc.

Next Inc. CEO Interviewed By CEOcast                                                                                Monday October 11, 2004

CHATTANOOGA, TENN. --(BUSINESS WIRE)—October 11, 2004-- Next Inc. (OTCBB:NXTI - News) an emerging leader in the sportswear and promotional products industry today announced today that its CEO, Bill Hensley was interviewed by CEOcast.com.

Mr. Hensley’s audio interview will be available by going to http://www.ceocast.com and clicking on the “Register Free” banner in the upper right corner of the page. Once you have registered by entering your name and e-mail address, create a password, click register, then insert “NXTI” under search archives by stock symbol, click on the Company’s name and the interview will be available for listening. The interview will be available for the next two weeks.

About Next Inc. http://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company's own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company's most popular licensed products is marketed. The most significant are, www.campustraditionsusa.com, www.rpmsportsusa.com, www.americanbiker.net and www.americanwildlifeusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements.  The Company relies on this safe harbor in making such disclosures.  The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections.  These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements

Contact:

     Next, Inc., Chattanooga

     Jason Assad, 423-296-8213 Ext. 113

     jassad@nxt-inc.com